                                                                    EXHIBIT 10.4

                             EMPLOYMENT AGREEMENT
                             --------------------


          EMPLOYMENT AGREEMENT (the "Agreement") dated August 28, 1996 and effective as of June 3, 1996, between Children's Concept, Inc. (the "Company") and Keith Spurgeon (the "Employee").

          WHEREAS, the Employee desires to be employed by the Company upon the terms and conditions hereinafter set forth;

          NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

          1.       Employment.  As of the date hereof, the Company hereby
                   ----------
employs the Employee, and the Employee accepts such employment and agrees to perform his duties and responsibilities hereunder, in accordance with the terms and conditions hereinafter set forth.

          1.1.     Duties and Responsibilities.
                   ---------------------------

               (a) During the term of this Agreement, the Employee shall serve as President and Chief Executive Officer and he shall perform all duties and accept all responsibilities reasonably incidental to such position and such responsibilities reasonably related to such position as may be assigned to him by the Company's Board of Directors, and he shall cooperate fully with the Board of Directors and other executive officers of the Company, including, without limitation, overall responsibility for the sales, marketing and financial performance of the Company. The Employee shall report directly to the Company's Board of Directors.

               (b) The Employee represents to the Company that he is not subject or a party to any employment agreement, non-competition covenant, understanding or restriction which would prohibit the Employee from executing this Agreement and performing fully his duties and responsibilities hereunder, or which would in any manner, directly or indirectly, limit or affect the duties and responsibilities which may now or in the future be assigned to the Employee by the

     Company or the scope of assistance to which he may now or in the future provide to affiliates of the Company.

                 (c) The Employee shall at all times comply with policies and procedures adopted by the Company for its employees, not inconsistent with the terms of this agreement, including, without limitation, any procedures and policies adopted by the Company regarding conflicts of interest.

                 (d) The duties and responsibilities and reporting relationship set forth herein shall not be substantially changed without the mutual agreement of the parties.

          1.2.   Extent of Service.  The Employee agrees to use his best efforts
                 -----------------
to carry out his duties and responsibilities under Section 1.1 hereof and to devote all his full time, attention and energy thereto. Except as provided in
Section 4 hereof, the foregoing shall not be construed as preventing Employee from making investments in other businesses or enterprises, provided that Employee agrees not to serve as a director, officer or advisor of, or to work either on a part-time or independent contracting basis for, any other business or enterprise during his employment with the Company without the prior written approval of the Chairman of the Board of Directors of the Company.

          1.3.   Compensation.  For all of the services rendered by the Employee
                 ------------
hereunder, for the first twelve months of employment, the Company shall pay Employee a salary of $250,000, less withholding required by law or agreed to by Employee, payable in installments at such times as the Company customarily pays its other senior officers (but in any event no less often than monthly). The Company agrees that the Employee's salary and performance will thereafter be reviewed at least annually by the Company on the same basis as other senior level executives to determine if an increase is appropriate, which increase shall be in the sole discretion of the Company. Except as otherwise provided herein, and except for the Company's tax withholding obligations required by applicable law, the Employee alone and not the Company shall be responsible for the payment of all federal, state and local taxes in respect of the payments to be made and benefits to be provided under this Agreement or otherwise.

          1.4.   Benefits.  During the term of employment the Employee shall
                 --------
be provided such benefits and be permitted to participate in fringe benefit plans. Such fringe benefit plans may be amended or terminated from time to time by the Company in its sole discretion.

          1.5.   Incentive Compensation.  In addition to the compensation set
                 ----------------------
forth in Section 1.3 hereof, the Employee shall be entitled to participate in the Company's Stock Option Program. Immediately upon his employment, Employee shall receive a stock option grant of 400,000 shares of common stock at a grant price not to exceed $4.00 per share, such price to be determined by the Board of Directors in its sole discretion. Such grant is and shall be subject to and governed by all of the terms and conditions of the Stock Option Program, including, without limitation, certain vesting and transfer restrictions.

          1.6.   Automobile Allowance.  The Employee shall receive, in addition
                 --------------------
to his annual salary, a payment at the annual rate of $7,500, paid in monthly installments, as an automobile allowance, less withholding required by law or agreed to by Employee.

          1.7.   Vacation. The Employee shall be entitled to up to four(4)weeks
                 --------
of vacation per year, to be taken in accordance with the Company's vacation policy as it may be established or amended by the Company from time to time.

          1.8.   Relocation Assistance.  The Employee shall receive the
                 ---------------------
following net relocation assistance payments after deduction of federal, state or local taxes required by law:

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

               (a) Reimbursement for reasonable and necessary temporary housing expenses up to a maximum of $2,000 in any month, for a maximum of six (6) months, which payments shall cease upon termination of employment or the establishment of a permanent housing arrangement;

               (b) Reimbursement for all reasonable relocation expenses, including, without limitation, (i) reasonable airline transportation in coach class between Employee's residence in Australia and Philadelphia, Pennsylvania for the Employee (two round trips) and members of the Employee's immediate family (one round trip plus one one-way fare) who are also relocating to the Philadelphia, Pennsylvania area and (ii) reasonable settlement costs incurred in connection with the purchase of a new home in the Philadelphia, Pennsylvania area, including, without limitation, (A) mortgage fees up to 300 basis points and (B) reasonable attorney's fees up to $1,000;

               (c) Notwithstanding the other provisions of this Section 1.8, the Employee agrees that (i) before seeking reimbursement from the Company for expenses incurred hereunder, the Employee will attempt in good faith to obtain reimbursement for all relocation expenses from the Employee's previous employer to the full extent provided under the Employee's employment agreement with such previous employer and that (ii) the Company shall only be obligated to reimburse the Employee for expenses incurred pursuant to this Section 1.8 to the extent not reimbursed by the Employee's previous employer.

               (d) $25,000 to cover additional incurred and non-accountable relocation expenses;

               (e) If and to the extent that any of the payments described in subsections (a) or (b) of this Section 1.8 (and no other subsections) are includible in Employee's income and are not deductible by Employee for purposes of applicable federal, state or local income or employment taxes, the Company shall pay Employee an additional amount such that the net amount retained by Employee, after any required withholding by the Company and payment by the Employee of any additional liability for federal, state and/or local income and/or employment taxes directly attributable to the payments described in subsections (a) or (b) of this Section 1.8 (and no other subsections), shall be equal to the aggregate amount of the payments described in subsections (a) and (b) of this Section 1.8 (and no other subsections).

          2.       Expenses.  The Company shall reimburse the Employee on a
                   --------
timely basis for all ordinary and necessary out-of-pocket business expenses incurred in connection with the discharge of his duties and responsibilities hereunder, in line with Company policy and in accordance with the Company's expense approval procedures then in effect upon presentation to the Company of an itemized account and written proof of such expenses.

          3.       Confidential Information.  The Employee recognizes and
                   ------------------------
acknowledges that by reason of his employment by and service with the Company he will have access to confidential information of the Company and its affiliates, including, without limitation, information and knowledge pertaining to research activities, products and services offered, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, advertising, sales methods and systems, sales and profit figures, customer lists, and relationships between the Company and its customers, suppliers and others who have had or will have business dealings with the Company ("Confidential Information"). Employee acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not, either during or after his employment with the Company, disclose any such Confidential Information to any person for any reason whatsoever (except as his duties as an officer of the Company may require) without the prior written authorization of the Chairman of the Company's Board of Directors, unless such information is in the public domain through no fault of Employee or except as may be required by law.

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

          4.       Non-Competition.
                   ---------------

          4.1.     During his employment by the Company and for a period of two
(2) years after that employment terminates, the Employee shall not, directly or indirectly, engage in (as principal, partner, director, officer, agent, employee, consultant, owner, independent contractor or otherwise, with or without compensation) or hold a financial interest in any retailing business that constitutes a competing business operating in the North American continent as defined below.

          4.2. As used in this Section 4, a "competing business" shall be (i) any business that, at the time of the determination, primarily engages in, or plans to primarily engage in, the sale of any combination of the following children's merchandise: multimedia/educational merchandise, books,
----------
educationally-oriented or specialty market games and toys, audiotapes, videotapes, computer software products and arts and crafts supplies (the "Company's Merchandise Assortment") or (ii) any retailing business that, at the time of the determination, dedicates more than 7,500 square feet of its retail selling space to any combination of the Company's Merchandise Assortment in any one store. The 7,500 square foot calculation in subparagraph (ii) of this
Section 4.2 shall exclude mass merchant products of a type not sold by the Company at the time of the determination. The phrase "primarily engages in" used in subparagraph (i) of this Section 4.2 shall mean that sixty-six and two-thirds percent (66.67%) of the merchandise sold by such business is substantially similar to that sold by the Company.

          4.3. The definition of "competing business" contained in Section 4.2(ii) shall not apply if either (i) the Employee is terminated without cause or (ii) there is a significant and involuntary reduction in the authority, duties or responsibilities of the Employee hereunder.

          4.4. The restrictions contained in this Section 4 shall not apply to the ownership of five percent (5%) or less of the shares of any class of equity securities of a company whose securities are traded on a national securities exchange or The Nasdaq Stock Market.

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

          5.       No Solicitation.  The Employee agrees that during the period
                   ---------------
commencing on the first day of his employment with the Company and ending two
(2) years after the Employee last performs services for the Company (whether or not such services are rendered pursuant to this Agreement), he will not, either directly or indirectly, solicit the employment of any person who was employed by the Company on a full or part-time basis at the time the Employee last performed services for the Company unless such person (i) was involuntarily discharged by the Company or such affiliate; or (ii) voluntarily terminated his or her relationship with the Company or such affiliate prior to the Employee's termination of employment.

          6.       Equitable Relief.
                   ----------------

          6.1. Employee acknowledges that the restrictions contained in Sections 3, 4 and 5 hereof are reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any material violation of any provision of those Sections will result in irreparable injury to the Company. The Employee further represents and acknowledges that (i) he has been advised by the Company to consult his own legal counsel in respect to this Agreement; and (ii) that he has, prior to execution of this Agreement, reviewed thoroughly this Agreement with his counsel.

          6.2. The Employee agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 3, 4 or 5 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of Sections 3, 4 or 5 hereof should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

          6.3. Subject to Section 14, the parties irrevocably and unconditionally (i) agree that any suit, action or other legal proceeding arising out of this Agreement, including, without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in any court of competent jurisdiction in Montgomery County, Pennsylvania; (ii) consent to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding; and (iii) waive any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court. The parties also irrevocably and unconditionally consent to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 11 hereof.

          6.4. The Employee agrees that, during the term of this Agreement, and after the termination hereof for the applicable periods set forth in Sections 3, 4 and 5, the Employee shall provide the Company a list (the "List") of any business or enterprise (i) which the Employee may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, control or control of; or (ii) with which the Employee may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which the Employee may use or permit his name to be used. The List shall be provided to the Company within four (4) business days of any event under clauses
(i) and (ii) above; provided, however, that with respect to any event relating to Employee's employment with any business or enterprise under clause (ii), the List shall be provided to the Company within four (4) business days of the earlier to occur of: (A) the execution of an employment agreement with such business or enterprise, (B) the commencement of employment with such business or enterprise and (C) the acceptance, whether oral or written, of a position of employment with such business or enterprise. The List shall include the name, principal business address and telephone number of each business or enterprise and the name, address and telephone number of the Chairman of the Board or President of each such business or enterprise, or in the event the business or enterprise does not have a Chairman or President, the name, address and telephone number of the employee or partner at each such business or enterprise that has decision making authority. The Employee shall provide the Company, within the same time periods set forth above, with an updated List as a result of any change in the Employee's status with any business or enterprise under clauses (i) and (ii) above, including the oral acceptance of any position described in clauses (i) and (ii) above. Upon the Company's reasonable request, the Employee shall provide a copy of Sections 3, 4 and 5 of this Agreement to each such business or enterprise as the Company shall direct within two (2) business days of such direction and provide the Company with evidence, reasonably satisfactory to the Company, that the Employee has provided each such business or enterprise with such information. The Company may also provide such business or enterprise a copy of Sections 3, 4, or 5 at any time in the Company's sole discretion. Notwithstanding the foregoing, the provisions of this
Section 6.4 shall not apply in respect of Sections 4 and 5 of this Agreement after expiration of the time periods set forth therein or in the event that the Company breaches its obligation under this Agreement.

          7.       Termination.  This Agreement and the Employee's employment
                   -----------
may be terminated at the will of either party at any time and for any reason with or without cause, except that the Employee agrees to give the Company at least thirty (30) days written notice of termination prior to the last date on which he performs services for the Company.

          7.1. In the event that the Company terminates the Employee's employment for reasons other than cause or a Change of Control of the Company, as those terms are defined herein, the Employee shall be entitled, as provided in subparagraphs (a) and (b) below, (i) to receive his total salary installment payments (base salary, bonus and incentive compensation earned as of such termination date, subject to the terms and conditions set forth in the Company's annual incentive plan) at the salary rate in effect at the time of the termination of his employment, and (ii) to continue to participate in all insured benefit plans for a period not to exceed six months, on the same terms on which he was participating prior to the date of the termination of his employment (collectively, the "Termination Benefits"):

                 (a) If such termination occurs within eighteen (18) months of the effective date hereof (on or before November 30, 1997), the Employee will receive the Termination Benefits for a period equal to (i) twenty-four
     (24) months minus (ii) the number of months that the Employee has been employed by the Company. For the purposes solely of this subsection (a), the Employee shall be deemed to have been employed for the entire month in which such termination occurs.

                 (b) If such termination occurs after eighteen (18) months of the date hereof (after November 30, 1997), the Employee will receive the Termination Benefits for a period of six (6) months after the date of the termination of his employment.

                 (c) "Cause" as used herein shall mean the failure of the Employee to perform or observe any material terms or provisions of this Agreement after notice and a reasonable opportunity to correct any problem or to comply with any of the lawful directives of the Board of Directors of the Company, dishonesty, conviction of a crime involving moral turpitude, substance abuse, misappropriation of funds, or serious disparagement of the Company, its products, management or employees.

          7.2. In the event that subsequent to a Change of Control of the Company, the Employee is involuntarily terminated or there is a significant reduction in the authority, duties or responsibilities of the Employee as provided in this Agreement or the compensation or benefits due hereunder, the Employee shall receive the Termination Benefits for a period of twelve (12) months regardless of the time period for which the Employee would have received the Termination Benefits pursuant to Section 7.1.

          7.3. The Employee may terminate his employment with the Company within one (1) year after a Change of Control unless following a Change of Control the successor organization offers to continue this Agreement for two (2) years following such Change of Control or offers the Employee a two (2) year contract incorporating substantially all of the terms of this Agreement and maintaining, at least, his then current salary and benefits. In the event that the Employee terminates his employment in accordance with this section, he shall be entitled to payments and benefits in accordance with Section 7.2.

          7.4. A Change of Control for purposes of Sections 7.2 and 7.3 shall be deemed to have occurred in the event of both of the following:

                 (a) Any of (i) the direct or indirect sale or exchange by the shareholders of the Company of the stock of the Company, in a single or series of related transactions, after which sale or exchange the shareholders of the Company immediately prior to such transactions do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company; (ii) a merger in which the Company is a party after which merger the shareholders of the Company do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the surviving company or (iii) the sale, exchange, or transfer of all or substantially all of the Company's assets (other than a sale, exchange, or transfer to one or more corporations where the shareholders of the Company before such sale, exchange, or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the corporation(s) to which the assets were transferred); and

                 (b) A change in either the composition or size of the Board of Directors of the Company after which change a majority of members of the Board of Directors immediately preceding such change are no longer members of the Board of Directors.

          7.5. During the period commencing six months after the date of termination of the Employee, any liability of the Company for Termination Benefits pursuant to Section 7.1 or Section 7.2, as the case may be, shall be reduced by and to the extent of any earnings or benefits received or accrued for the benefit of Employee as a result of Employee's employment, either independently or by another employer, during the period, commencing six months after such termination, for which the Company is required to pay or provide such Termination Benefits to the Employee.

          8.     Disability.  In the event of the disability of the Employee,
                 ----------
within the meaning of subsection 22(e)(3) of the Internal Revenue Code of 1986, as amended, and is unable to work and remains continuously so Totally Disabled for a period of one hundred and eighty (180) days, the Employee's employment, at the Company's option, may be terminated by notice in writing to that effect. Such termination shall take effect the last day of the month following the date such notice is given. Employee's compensation and other benefits shall continue during the term of the disability through the effective date of termination as set forth above.

          9.     Survival.  Notwithstanding the termination of this Agreement
                 --------
pursuant to Section 7 or otherwise, the Employee's obligations under Sections 3, 4 and 5 hereof shall survive and remain in full force and effect for the periods therein provided, and the provisions for equitable relief against Employee in
Section 6 hereof shall continue in force.

          10.    Governing Law.  This Agreement shall be governed by and
                 -------------
interpreted under the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of laws thereof.

          11.    Notices.  All notices and other communications required or
                 -------
permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand-delivered, mailed by registered or certified mail (seven days after deposited if sent to or from Australia), faxed (with confirmation received) or sent by an internationally recognized courier service, as follows (provided that notice of change of address shall be deemed given only when received):

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

                 If to the Company, to:
                 Chairman of Board of Directors
                 Children's Concept, Inc.
                 308 E. Lancaster Avenue
                 Wynnewood, PA 19096

                 With a required copy to:

                 Morgan, Lewis & Bockius LLP
                 2000 One Logan Square
                 Philadelphia, PA 19103-6993
                 Attention:  Stephen M. Goodman, Esquire

                 If to Employee, to:

                 Keith Spurgeon
                 260 Ithan Creek Road
                 Villanova, PA  19085

or to such other names and addresses as the Company or the Employee, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

          12.    Contents of Agreement.
                 ----------------------

          12.1. This Agreement supersedes all prior agreements and sets forth the entire understanding between the parties hereto with respect to the subject matter hereof except that this Agreement may not be changed, modified, extended or terminated except upon written amendment executed by the Employee and by the Chairman of the Board of Directors or the Company (or a duly authorized representative of the Board of Directors).

          12.2. Employee acknowledges that from time to time the Company or its affiliates may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any employee manual or handbook, including the Company's Associate Handbook, as the same may exist from time to time, or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to the Employee.

          12.3. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by the Employee, and the Company may not transfer or convey its rights hereunder to any third party other than an affiliate of the Company without the prior express written consent of the Employee.

          13.    Severability.  If any provision of this Agreement or
                 ------------
application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement, and the application of such provision to such person or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

          14.    Arbitration.  In the event of any dispute or claim relating to
                 -----------
or arising out of this Agreement, such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Philadelphia, Pennsylvania.

          15.    Remedies Cumulative; No Waiver.  No remedy conferred upon the
                 ------------------------------
Company by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Company in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Company from time to time and as often as may be deemed expedient or necessary by the Company in its sole discretion.

          16.    Insurance and Indemnity.  The Company shall, to the extent
                 -----------------------
permitted by law, indemnify the Employee. The Company shall also provide the Employee with coverage as a named insured under any directors and officers liability insurance policy maintained for the Company's directors and officers. This obligation to provide insurance and indemnify the Employee shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of the Employee occurring during the Employee's employment with the Company or with any affiliated company. Such obligations shall be binding upon the Company's successors and assigns and shall inure to the benefit of the Employee's heirs and personal representatives.

          17.    Miscellaneous.  All section headings are for convenience only.
                 -------------
This Agreement may be executed in several counterparts, each of which is an original.

          IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Employment Agreement as of the date first above written.

Attest:                             CHILDREN'S CONCEPT, INC.


______________________________      By:___________________________
Robert A. Helpert,                        David Schlessinger,
Secretary                                 Chairman of the Board


Witness:                            EMPLOYEE


______________________________      ______________________________
                                    Keith Spurgeon

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